EXHIBIT (11.1)

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
(All amounts in thousands, except per share amounts)


                                                            Year Ended December 31
                                                     ------------------------------------
                                                         1993          1992          1991
                                                     --------       -------       -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES:                                  $124,166       $71,603       $ 6,878
                                                     ========       =======       =======

AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding          59,021        58,606        58,307

  Dilutive effect of stock options after
   application of treasury stock method                   572           403           256
                                                     --------       -------       -------
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                         59,593        59,009        58,563
                                                     ========       =======       =======
PRIMARY NET EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE                            $2.08         $1.21          $.12
                                                        =====         =====          ====